Analyst Conference Call
Company Participants

•	Lynn Antipas Tyson

•	Bill Joseph Amelio

•	Joan Schweikart Hooper
MANAGEMENT DISCUSSION SECTION
Operator
Greetings and welcome to the CHC conference call. At this time all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder this conference is being recorded.
I would now like to turn conference over to your host, Lynn Tyson. Thank you. You may begin.
Lynn Antipas Tyson
Thank you, Kevin. Good morning, everyone. I’d like to remind you that today’s discussion contains forward-looking statements based on the environment as we see it today and as such are subject to known and unknown risks and uncertainties. Our actual results may differ materially from those projected in those forward-looking statements. Please refer to our press release or page two of our presentation, and to our reports filed with the SEC for more information on the specific risk factors that could cause actual result to differ.
Note that all references to consolidated EBITDAR and margin are on an adjusted basis, excluding the impact of special items, and unless noted otherwise, all growth rates refer to year-over-year progress.
In addition, our investors and security holders are urged to read the proxy statement regarding the proposed transactions when it becomes available. It will contain important information about the transactions. Investors and security holders may obtain a free copy of the proxy statement when it is available and other documents filed with the SEC at the website sec.gov or at our website, chc.ca
The proxy statements and these other documents may also be obtained for free from us by sending a written request to us at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005. Cayman Islands, Attention: Investor Relations, or by contacting me at 914-485-1150.
We and our executive officers and directors may be deemed to be participants in the solicitation of proxies from our shareholders with respect to the proposed transactions. Information regarding our officers and directors is included in our proxy statement for our 2014 annual general meeting of shareholders filed with the SEC on July 30, 2014. This document is also available free of charge at the SEC website sec.gov or at our website, chc.ca. Additional information about the interests of such potential participants will be included in the proxy statement and other documents filed with the SEC when they become available.
On the call today is Bill Amelio, our President and CEO; and Joan Hooper, our CFO. After some brief comments, we will open the call for questions. Before I turn the call over to Bill, let me update you on our upcoming IR events.
On Wednesday afternoon, September 3, Bill and Joan will present at the Barclays CEO Energy-Power Conference in New York City. After close of market on Monday, September 8, we will issue our fiscal 2015 first-quarter results and we will hold our earnings call the following morning Tuesday, September 9.
Additionally on Thursday, October 2, we will hold our first analyst meeting, also in New York, since our initial public offering in January. For details of these events, please consult the Investor section of our website or you can reach out to me directly.
With that, I will now turn the call over to Bill.
Bill Joseph Amelio
Thanks, Lynn. Hello, everyone. Please turn to page four. Since our initial public offering of CHC Group ordinary shares in January, we repeatedly and consistently described our financial priorities. These financial priorities are: one, to strengthen our balance sheet; two, to expand EBITDAR dollars and our margins; and three, to drive disciplined growth.
Yesterday, we announced a definitive investment agreement with Clayton, Dubilier & Rice. That represents a significant step forward in strengthening CHC’s balance sheet. CD&R and its affiliates will invest $500 million in CHC through the purchase of newly issued convertible preferred shares. This transaction also permits existing CHC shareholders to purchase up to 100 million of convertible preferred shares at CHC’s option.
Under the same terms at CD&R, CD&R and its affiliates will purchase the convertible preferred shares if any are not purchased in the rates offering, which could bring CD&R’s total investment amount to $600 million. On a pro forma basis, this transaction will lower our leverage ratio to 4.1x, over one turn lower than at the end of our fiscal 2014 in April.
We plan to use the proceeds from the investment to continue to reduce debt and other fixed charges; optimize the mix of owned versus leased aircraft; and for other general corporate purposes. Once the $600 million of proceeds are fully deployed, we will generate an incremental $50 million to $60 million in annualized free cash flow, above the targets that we shared with you in July.
Now, I’ll turn to page five. CD&R was drawn to CHC for several reasons and we remain extremely optimistic about the fundamentals of the global helicopter industry and the company’s increasingly unique place within the industry.
First, the skills and capabilities and accomplishments of the CHC team are well established. Safely supporting and flying heavy and medium helicopters into areas of some of the most remote and challenging regions in the world, including the deepwater and ultra-deepwater locations that are driving offshore oil and gas exploration and production; while at the same time, helping to lead our industry to even higher levels of overall safety.
Second, we believe that determined transformation and continuous improvement for operations are redefining the standards for world class operations in our industry and driving unparallel value for our customers. More and more, we are distinguishing CHC in areas like aircraft availability and service reliability, which enable our new contract win rates to be about 50% and our retention rate of more than 90% for contracts under renewal.
Now, this additional capital will give us financial flexibility to accelerate a reduction in leverage and fixed cost, enhance long-term free cash flow and deliver even greater value to our customers and to our investors and to everyone who has a stake in CHC.
In addition to financial benefits, CD&R will bring a wealth of financial and operational expertise, as well as access to its valuable networks. Once the transaction is finalized, John Krenicki, who is one of CD&R’s operating partners, will become Chairman of CHC. John is a former vice chairman of General Electric, and president and chief executive officer of GE Energy.
Also CD&R will appoint three additional members to CHC Group’s Board of Directors. They will work closely with CHC management to evaluate and develop strategic initiatives that drive operational excellence and growth. CD&R also has a group of highly talented financial executives who can play valuable roles as well. They will help CHC optimize decisions related to capital markets, financing, and transaction structuring, among other things.
While CD&R’s investment is substantial, this is not our only action to strengthen CHC’s balance sheet and drive long-term value creation. We’re also considering and will continue to evaluate all reasonable options to enhance our financial flexibility and strengthen our balance sheet. We remain laser focused on working to continue to improve these metrics. Yesterday, we also reaffirmed full-year fiscal 2015 guidance for revenue and EBITDAR growth.
Now Joan will provide some additional details about the planned transaction, including its anticipated impact on our free cash flow. Joan?
Joan Schweikart Hooper
Thanks, Bill. Please turn to page six. As Bill said, we are committed to achieving our financial priorities. This transaction is a pivotal opportunity to significantly accelerate our plans to strengthen our balance sheet, reduce our fixed charges and improve our free cash flow. On a pro forma basis, this transaction will enable us to reduce our leverage ratio to 4.1 times from 5.3 times at the end of our fiscal 2014.
Before I go over the planned use of proceeds, let me touch on some of the terms of the proposed transaction. CD&R will invest $500 million in CHC through the issuance of new convertible preferred shares. At CHC’s option, existing shareholders will also have an opportunity to invest up to $100 million under the same terms. CD&R has agreed to purchase the remaining convertible preferred shares from the rights offering, if any, which could bring the total investment amount to $600 million.
Conversion terms for the preferred shares include conversion to common equity at the holder’s auction at a price of $7.50 at any time with an accretion of 25 basis points quarterly until the eighth anniversary of the closing date.
The preferred shares will convert automatically from the second anniversary to the eighth anniversary, if our stock price trades at or above 175% of the then-current conversion price. After year eight, the shares will convert automatically at the average of our stock trades at or above the then-current conversion price for 10 consecutive trading days. Please refer to our press release and Web deck for more details on conversion.
Dividends will accrue quarterly to preferred shareholders at 8.5% per year in-kind prior to the second anniversary of the transaction closing date and in-cash or in-kind at the election of the CHC after that, in addition to participation in any common dividends on an as-converted basis. Of course, this transaction is subject to various regulatory and shareholder approvals.
Please turn to page seven. We will utilize the proceeds to reduce debt, reduce fixed charges and to optimize our mix of leased and owned aircraft. Once fully deployed, this capital will drive a $50 million to $60 million increase in our annualized free cash flow versus our previous estimates.
Incremental cash flow generation is the ultimate measure of our ability to drive improved shareholder returns over time. A portion of the proceeds will be used to redeem $105 million of our senior unsecured notes and $130 million of our senior secured notes. Annual interest savings associated with these two redemptions is approximately $22 million.
We are currently evaluating options for the balance of the proceeds, and we will provide an update on our plans and the favorable impacts to our financial projections after this transaction closes. We anticipating receiving the proceeds by the end of this calendar year.
Please turn to page eight. Today we are reaffirming the full-year fiscal 2015 year-over-year growth rate targets for both gross revenue and adjusted EBITDAR that we shared with you in July, specifically, for revenue to be up in the mid-to-high single-digit range and for EBITDAR to be up in the high single to low double-digit range. For the first quarter of this fiscal year, we are targeting for gross revenue to be up in the high single to low double-digit range and for EBITDAR dollars to be roughly flat year-over-year.
Now, we’d like to open up the line for questions.
Q&A
Operator
Thank you. We’ll now be conducting a question-and-answer session. [Operator Instructions] If there are no questions at this time, I’d like to turn the floor back over to Mr. Amelio for any further or closing comments.
Bill Joseph Amelio
Well, thanks, everyone. I appreciate your time. As our announcement demonstrates, we are committed to executing against our financial priorities, strengthen our balance sheet, expand our EBITDAR dollars and margins and to grow with discipline. And we will continue to capitalize on great opportunities in every part of our business with an approach, capabilities and increasing efficiency and customer value that are differentiated from other companies in our industries.
And with that, I’ll close the meeting and again say thank you for your attention and time. Bye now.
Operator
Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.

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